Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of June 18, 2014 (the “Execution Date”), is by and between Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), and Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”). Each of EEP and MEP is a “Party” and, collectively, are the “Parties”.

RECITALS

WHEREAS, EEP desires to sell to MEP, and MEP desires to purchase from EEP, a 12.6% limited partner interest in Midcoast Operating, L.P., a Texas limited partnership (“MEP OLP”);

WHEREAS, prior to the execution, delivery and performance of this Agreement, MEP owned a 38.999% limited partner interest in, and EEP owned a 61% limited partner interest in, MEP OLP;

WHEREAS, the prospectus relating to the initial public offering of common units of MEP, which closed on November 13, 2013, contemplated MEP’s potential purchase(s) from time to time of additional limited partner interests of MEP OLP from EEP;

WHEREAS, Midcoast Holdings, L.L.C., a Delaware limited liability company (the “General Partner”), is the general partner of MEP and EEP is the sole member of the General Partner;

WHEREAS, the special committee (the “Conflicts Committee”) of the board of directors of the General Partner has determined that the purchase by MEP of a 12.6% limited partner interest in MEP OLP (the “MEP OLP Interest”) is in the best interest of MEP and its unitholders; and

WHEREAS, the General Partner and EEP’s general partner or its delegate have taken or caused to be taken all limited liability company and limited partnership action, as the case may be, required to approve the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Purchase and Sale

1.1 Purchase and Sale of the MEP OLP Interest. EEP hereby sells to MEP the MEP OLP Interest, and MEP hereby purchases the MEP OLP Interest from EEP.

1.2 Purchase Price. The aggregate purchase price for the MEP OLP Interest shall be an amount in cash equal to $350,000,000.00 (the “Consideration”) and shall be paid by MEP to EEP at the Closing (defined below) by wire transfer of immediately available funds to such account or accounts as EEP has previously designated in writing to MEP.

1.3 Closing and Closing Deliveries.

(a) The closing of the transactions contemplated hereby pursuant to this Agreement (the “Closing”) will be held at the offices of MEP, 1100 Louisiana Street, Suite 3300, Houston, Texas 77002 on or before 9:00 a.m., Houston, Texas time, July 1st, 2014, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b) At the Closing, EEP shall deliver, or cause to be delivered, to MEP the following:

(i) an officer’s certificate certifying EEP’s satisfaction of its conditions required by Section 5.1; and

(ii) such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by MEP prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, MEP shall deliver, or cause to be delivered, to EEP the following:

(i) an officer’s certificate certifying MEP’s satisfaction of its conditions required by Section 5.2;

(ii) the Consideration as provided in Section 1.2; and

(iii) such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by EEP prior to the Closing Date to carry out the intent and purposes of this Agreement.

1.4 Further Assurances. The Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments and other documents and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate, to assure that all beneficial and record title to the MEP OLP Interest fully and effectively vests in MEP and its successors and assigns.

ARTICLE 2

Representations and Warranties of EEP

EEP hereby represents and warrants to MEP that the following statements are true and correct as of the date of this Agreement.

2.1 Organization. EEP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. EEP is duly licensed or qualified to do business in each state in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified.

2.2 Authority and Approval. EEP has all requisite limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by EEP have been duly authorized and approved by all requisite entity action of EEP and the delegate of its general partner. This Agreement has been duly executed and delivered by EEP and, assuming the due authorization, execution and delivery of this Agreement by MEP, constitutes the valid and legally binding obligation of EEP, enforceable against EEP in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.3 No Violation. The execution and delivery of this Agreement (or any related instrument or agreement) by EEP does not, and the consummation of the transaction contemplated hereby and the performance by EEP of the obligations that it is obligated to perform hereunder do not and will not: (a) violate any provision of the organizational documents of EEP; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon EEP, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which EEP is a party, or by which EEP is bound, and that could have a material adverse effect upon MEP OLP or EEP’s ability to consummate this transaction (a “Material Adverse Effect”); (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree applicable to EEP in any material respect; or (d) require any material consent, approval, license, permit, order or authorization of any governmental authority or any other person or entity.

2.4 Capitalization; Title to MEP OLP Interest.

(a) EEP owns beneficially and of record the MEP OLP Interest free and clear of all liens (other than those arising pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of MEP OLP (the “MEP OLP LP Agreement”) or restrictions on transfer under applicable federal and state securities laws). The MEP OLP Interest is not subject to any agreements or understandings with respect to the voting or transfer of the MEP OLP Interest (other than those arising pursuant to the terms of the MEP OLP LP Agreement or restrictions on transfer under applicable federal and state securities laws). The MEP OLP Interest has been duly authorized and is validly issued.

(b) Immediately before the execution, delivery and performance of this Agreement, EEP owns a 61% limited partner interest in MEP OLP.

2.5 Financial Statements; Undisclosed Liabilities. EEP has made available to MEP true, complete and correct copies of the audited annual balance sheet of MEP OLP as of December 31, 2013, and the related audited statements of income and cash flows for the year then ended (collectively, the “MEP OLP Financial Statements”). Except as noted in the MEP OLP Financial Statements (including any notes thereto) have been prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of MEP OLP as of such dates and the results of operations of MEP OLP for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of financial footnotes).

Notwithstanding the foregoing, EEP makes no representation or warranty, express or implied, under this Section 2.5 relating to tax matters, which are exclusively addressed in Section 2.9.

2.6 Title to Assets. Except as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect, MEP OLP has good and valid title to its property interests and the assets used or necessary to conduct its businesses as presently conducted, free and clear of any material liens, except for those previously described in MEP’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as filed with the Securities and Exchange Commission (the “MEP SEC Filings”).

2.7 Litigation; Laws and Regulations.

(a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to EEP’s knowledge, threatened against or affecting the MEP OLP Interest, MEP OLP or its assets or businesses; or (ii) judgments, orders, decrees or injunctions of any governmental authority, whether at law or in equity, against or affecting MEP OLP or its assets or businesses or the MEP OLP Interest, except in each case of (i) and (ii) of this Section 2.7(a), for those items previously described in the MEP SEC Filings or that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) MEP OLP is not and, to EEP’s knowledge is not, in violation of or in default under any applicable law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Notwithstanding the foregoing, EEP makes no representation or warranty, express or implied, under this Section 2.7 relating to tax matters, which are exclusively addressed in Section 2.9, relating to environmental matters, which are exclusively addressed in Section 2.10, Permits (defined below), which are exclusively addressed in Section 2.11, or employee or employee benefits matters, which are exclusively addressed in Section 2.12.

2.8 No Adverse Changes. Since December 31, 2013, except as disclosed in the MEP SEC Filings or otherwise expressly disclosed to the Conflicts Committee and its advisors:

(a) there has not been a Material Adverse Effect applicable to MEP OLP or any of its material assets;

(b) MEP OLP and its assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any material damage or destruction to any material portion of MEP OLP’s assets, other than such damage or destruction that has been repaired such that such assets are available for service or operation; and

(d) there has been no delay in, or postponement of, the payment of any material liabilities by MEP OLP.

2.9 Taxes. Except as reflected on the MEP OLP Financial Statements, MEP OLP has filed or EEP and its affiliates have caused to be filed all tax returns required to be filed by MEP OLP on a timely basis (taking into account all legal extensions of due dates).

2.10 Environmental Matters. Except as reflected on the MEP OLP Financial Statements or as disclosed in the MEP SEC Filings or as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect, MEP OLP and its assets, operations and businesses are and have been in compliance with applicable environmental laws.

2.11 Licenses; Permits.

(a) MEP OLP has all licenses, permits and authorizations issued or granted by governmental authorities (collectively, “Permits”) that are material and necessary for the conduct of MEP OLP’s businesses as they are now being conducted,

(b) all such Permits are validly held by MEP OLP and, to EEP’s knowledge, are in full force and effect in all material respects, and

(c) MEP OLP has complied in all material respects with the terms and conditions of such Permits.

2.12 Employees and Employee Benefits. MEP OLP has no employees; the assets of MEP OLP are operated by employees of affiliates of EEP who provide exclusive or shared services to MEP OLP or with respect to its assets (collectively, the “Associated Employees”). The execution, delivery and performance of this Agreement will not disproportionately increase MEP’s liabilities or obligations with respect to the Associated Employees under state or federal laws relating to their employment, including the Employee Retirement Income Security Act of 1974, as amended.

2.13 Contracts.

(a) EEP has made available to MEP a correct and complete copy of each contract and other agreement to which MEP OLP is a party that has been filed as an exhibit to the MEP SEC Filings (each, a “Material Contract”).

(b) (i) Each Material Contract is legal, valid, binding, enforceable (assuming the enforceability against the other party or parties thereto), and in full force and effect; (ii) MEP OLP is not in breach or default of any Material Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by MEP OLP, or permit termination, modification, or acceleration, under a Material Contract; and

(iii) to EEP’s knowledge, no other party is in breach or default, and no event has occurred that with notice, lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration under a Material Contract, nor has any other party repudiated any provision of a Material Contract; except that in the case of clauses (i) – (iii) above, such breaches, defaults or unenforceability as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect.

2.14 Brokerage Arrangements. EEP or its affiliates have not entered (directly or indirectly) into any agreement with any person that would obligate MEP or MEP OLP to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

2.15 Conflicts Committee Matters. Over the course of the negotiation and review of the transactions contemplated by this Agreement, EEP and personnel of certain of its affiliates have provided various materials to the Conflicts Committee (including to Evercore Group L.L.C., the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review of such transactions, including various presentations and financial models and including all updates and revisions to such materials included in the MEP SEC Filings and other materials provided from time to time (all such materials collectively, the “Conflicts Committee Information”). With respect to the Conflicts Committee Information:

(a) The projections, budgets and other forward-looking information included in the Conflicts Committee Information, when taken as a whole and considering all provided updates and revisions, have a reasonable basis and are consistent with the current expectations of the officers of the delegate of EEP’s general partner with respect to MEP OLP;

(b) The historical financial and operational information included in the Conflicts Committee Information is consistent in all material respects with MEP OLP’s books and records; and

(c) To EEP’s knowledge, the Conflicts Committee Information (taken as a whole and considering all provided updates and revisions) do not contain any misstatement of a material fact or any omission of a material fact necessary to make the Conflicts Committee Information taken as a whole and in the light of the circumstances under which they were made, not misleading

ARTICLE 3

Representations and Warranties of MEP

MEP hereby represents and warrants to EEP that the following statements are true and correct as of the date of this Agreement.

3.1 Organization and Existence. MEP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

3.2 Authority and Approval. MEP has all requisite limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by MEP has been duly authorized and approved, by all requisite entity action of MEP and its general partner. This Agreement has been duly executed and delivered by MEP and, assuming the due authorization, execution and delivery of this Agreement by MEP, constitutes the valid and legally binding obligation of MEP, enforceable against MEP in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Violation. The execution and delivery of this Agreement (or any related instrument) by MEP does not, and the consummation of the transaction contemplated hereby and the performance by MEP of the obligations that it is obligated to perform hereunder do not and at the closing will not: (a) violate any provision of the organizational documents of MEP; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the MEP OLP Interest, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which MEP is a party, or by which MEP is bound, and that could have a Material Adverse Effect; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction or decree in any material respect.

3.4 Brokerage Arrangements. MEP has not entered (directly or indirectly) into any agreement with any person that would obligate MEP, any of its affiliates or MEP OLP to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby or thereby.

3.5 Investment Intent. MEP has substantial experience in analyzing and investing in entities like MEP OLP and is capable of evaluating the merits and risks of its investment in the MEP OLP Interest. MEP is acquiring the MEP OLP Interest solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. MEP acknowledges that the MEP OLP Interest will not be registered under the Securities Act or any applicable state securities laws, and that the MEP OLP Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities laws.

3.6 Disclaimer of Warranties. Except as expressly set forth in this Article 3, MEP makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MEP, or its affiliates.

ARTICLE 4

Covenants, Rights and Obligations

4.1 Operation of MEP OLP. Except as provided in this Agreement or as consented to by the Parties, during the period from the Execution Date through the Closing Date: the Parties shall cause MEP OLP to (i) conduct its businesses and operations in the usual and ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets, business and operations; provided, however, no Party shall be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 4.1 if such payments or contractual arrangements or understandings would be commercially unreasonable (it being understood, for the purposes of clarity, any payment or contractual arrangement or understanding shall be deemed commercially reasonable if done in the usual and ordinary course of business, consistent with past practice).

ARTICLE 5

Conditions to Closing

5.1 Conditions to the Obligation of MEP.

The obligations of MEP to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by MEP:

(a) The representations and warranties of EEP set forth in this Agreement shall be true and correct. EEP shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(b) No material adverse change in MEP OLP.

5.2 Conditions to the Obligation of EEP.

The obligations of EEP to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by EEP:

(a) The representations and warranties of MEP set forth in this Agreement shall be true and correct. MEP shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

ARTICLE 6

Indemnification

6.1 Indemnification of MEP. Subject to the limitations set forth in this Article 6, EEP shall indemnify, defend and hold MEP and its subsidiaries and its respective securityholders, directors, officers and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of EEP and its affiliates) (the “MEP Indemnified Parties”) harmless from and against any and all damages suffered or incurred by the MEP Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of EEP in this Agreement or (b) any breach of any other agreement or covenant on the part of EEP made under this Agreement.

6.2 Indemnification of EEP. Subject to the limitations set forth in this Article 6, MEP shall indemnify, defend and hold EEP and its affiliates (other than MEP and its subsidiaries) and its respective securityholders, directors, officers and employees (the “EEP Indemnified Parties”) harmless from and against any and all damages suffered or incurred by the EEP Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of MEP in this Agreement or (b) any breach of any other agreement or covenant on the part of MEP made under this Agreement.

6.3 Tax Indemnification. With the exception of any inaccuracy, violation or breach of the representations and warranties of EEP contained in Section 2.9, nothing in this Article 6 shall apply to liability with respect to taxes.

6.4 Survival.

(a) All the provisions of this Agreement shall survive the date hereof, provided that the representations and warranties set forth in Articles 2 and 3 shall terminate on the one year anniversary of the date hereof, except (i) the representations and warranties of EEP set forth in Section 2.9 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (ii) the representations and warranties of EEP set forth in Sections 2.1, 2.2, 2.4 and 2.15 (collectively, the “EEP Fundamental Representations”) shall survive forever and (iii) the representations and warranties of MEP set forth in Sections 3.1, 3.2 and 3.4 shall survive forever. After a representation and warranty or agreement or covenant has terminated and expired, no indemnification shall or may be sought pursuant to Sections 6.1 or 6.2 by any person who would have been entitled pursuant to this Article 6 to indemnification on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration, provided that in the case of each representation and warranty or covenant or agreement that shall terminate and expire as provided in this Section 6.4, no claim presented in writing for indemnification pursuant to this Article 6 on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration shall be affected in any way by that termination and expiration. Except as otherwise provided in this Section 6.4, the covenants and agreements entered into pursuant to this Agreement shall survive the date hereof in accordance with their terms (or, in the absence of a stated term, in perpetuity).

(b) The indemnification obligations under this Article 6 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.

6.5 Demands.

(a) Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being, collectively, referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party (a “Claim Notice”), together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any damages already incurred and its detailed estimate of any damages to be incurred in the future. Such notice shall include a formal demand for indemnification under this Agreement.

(b) If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

(c) With respect to any claim for indemnification not involving an Indemnity Claim, the indemnifying party shall be deemed to have agreed to indemnify the indemnified party pursuant to this Article 6 with respect to the claims set forth in any Claim Notice if and to the extent the indemnifying party does not provide the indemnified party notice of its disagreement with respect to the contents of a Claim Notice within 30 calendar days of receipt thereof.

6.6 Right to Contest and Defend.

(a) The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify by the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b) The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.

(c) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

6.7 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating without regard to any limitations set forth in Section 6.10. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

6.8 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

6.9 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds received and any indemnification reimbursement proceeds received from third parties.

6.10 Limitations on Indemnification.

(a) In no event shall EEP’s aggregate liability to the MEP Indemnified Parties under Section 6.1 exceed $52.5 million (the “Ceiling Amount”). Notwithstanding the foregoing, the Ceiling Amount shall not apply to inaccuracies, violations or breaches of any of the EEP Fundamental Representations, provided EEP’s aggregate liability for a breach of representations hereunder (including the EEP Fundamental Representations) shall not exceed an amount equal to the total amount of the Consideration.

(b) In no event shall MEP’s aggregate liability to the EEP Indemnified Parties under Section 6.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Ceiling Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Sections 3.1, 3.2 and 3.4 (the “MEP Fundamental Representations”), provided MEP’s aggregate liability for a breach of the MEP Fundamental Representations shall not exceed an amount equal to the dollar value of the Consideration as of the closing date.

(c) Sole Remedy. No Party shall have any liability under this Agreement or the transactions contemplated hereby or thereby except as is provided in this Article 6 (other than claims or causes of action arising from actual fraud).

ARTICLE 7

Miscellaneous

7.1 Costs. MEP shall pay all expenses, fees and costs, including sales, use and similar taxes arising out of the transaction contemplated by this Agreement and shall pay all documentary, filling, recording, transfer and conveyance taxes and fees required in connection therewith.

7.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders, and the singular shall include the plural and vice versa. The use in this Agreement of the word “including” shall mean “including without limitation”.

7.3 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement, except in each case to the extent of indemnification obligations in Article 6.

7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7.5 Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES TO (a) BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE FEDERAL COURTS SITTING IN THE STATE OF TEXAS, AND (b) TO THE

EXTENT THAT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF TEXAS, TO APPOINT AND MAINTAIN AN AGENT FOR ACCEPTANCE OF LEGAL PROCESS IN THE STATE OF TEXAS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

7.6 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Agreement, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement as of the time of execution of this Agreement.

7.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

7.8 Entire Agreement. This Agreement and the instruments referenced herein supersede all previous understandings of or agreements between the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire agreement and understanding of the Parties with respect to the subject matter of this Agreements and such instruments. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form a part of this Agreement unless it is contained in a written amendment to this Agreement executed by the Parties after the date of this Agreement.

7.9 Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall constitute a “bill of sale” or “assignment” of the MEP OLP Interest.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C., as delegate of
Enbridge Energy Company, Inc., as general partner

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	President and Principal Executive Officer

MIDCOAST ENERGY PARTNERS, L.P.

By: Midcoast Holdings, L.L.C., as general partner

By:	/s/ Terrance L. McGill
Name:	Terrance L. McGill
Title:	President and Chief Commercial Officer

[Signature Page to Purchase and Sale Agreement]